Exhibit 3.2
CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES OF AMENDMENT

CORENERGY INFRASTRUCTURE TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Section 3(a) of the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Class B Common Stock, filed by the Corporation with the SDAT effective as of 12:02 p.m., Eastern Time, on February 4, 2021, is hereby deleted in its entirety and replaced with the following:

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Class B Common Stock as to dividends, the holders of the then outstanding Class B Common Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends in accordance with the provisions of this Section 3(a). For each fiscal quarter of the Corporation beginning with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending on March 30, 2024, each share of Class B Common Stock shall be entitled to receive dividends, subject to Board approval, equal to the quotient of (i) difference of (A) CAFD of the most recently completed quarter and (B) 1.25 multiplied by the Common Stock Base Dividend, divided by (ii) shares of Class B Common Stock issued and outstanding multiplied by 1.25. Provided however, that in no event shall shares of Class B Common Stock be entitled to receive dividends in an amount per share that is greater than any dividends per share authorized by the Board of Directors and declared with respect to the Common Stock. For the avoidance of doubt, as is the case with Common Stock, dividends declared and payable with respect to the Class B Common Stock shall not be cumulative. Holders of Class B Common Stock are not entitled to receive dividends paid on such Class B Common Stock if such shares were not issued and outstanding on the record date established by the Corporation’s Board of Directors with respect to any such dividend.

SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote on the matter.

THIRD: The undersigned Executive Chairman, CEO and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Chairman, CEO and President of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES APPEAR ON NEXT PAGE]

Exhibit 3.2
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Executive Chairman, CEO and President and attested to by its Secretary as of August 18, 2021.

CORENERGY INFRASTRUCTURE
TRUST, INC.

By: /s/ David J. Schulte
Name: David J. Schulte
Title: Executive Chairman, CEO and
President
ATTEST:

__/s/ Rebecca M. Sandring____
Name: Rebecca M. Sandring
Title: Secretary

[Signature Page to Articles of Amendment (Class B Common Stock)]